Exhibit 99.1

Stockholders of Centennial Resource Development Approve Issuance
of Class A Common Shares Upon Conversion of Series B Preferred Shares

DENVER, CO, May 25, 2017 (GLOBE NEWSWIRE) — Centennial Resource Development, Inc. (the “Company”) (NASDAQ: CDEV) today announced that its stockholders have voted to approve the issuance of 26,100,000 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), upon the conversion of 104,400 shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), that were issued and sold to affiliates of Riverstone Investment Group LLC in private placements completed in December 2016. The proceeds of such private placements were used to fund a portion of the cash consideration for the Company’s acquisition of the leasehold interests and related upstream assets of Silverback Exploration, LLC and Silverback Operating, LLC.  At a special meeting of the Company’s stockholders held earlier today, more than 99% of votes cast were in favor of approving the issuance of the shares of Class A Common Stock upon conversion of the shares of Series B Preferred Stock.

The final voting results will be disclosed in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission later today.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

Contact:

Hays Mabry

Director, Investor Relations

(832) 240-3265

ir@cdevinc.com